UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 27, 2008

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6868 Cortona Drive
Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02                    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Incentive Program

As previously disclosed, on November 29, 2007, the compensation committee of our board of directors adopted the Employee and Executive Incentive Compensation Plan and approved the implementation of the plan for semi-annual fiscal 2008 performance periods, subject to the subsequent determination of specific corporate and individual performance targets under the plan.  On February 27, 2008, our compensation committee established performance targets under the plan for all executive officers other than our Vice President of Worldwide Sales, who does not participate in the plan.  Our compensation committee has approved a separate sales incentive program for our Vice President of Worldwide Sales, as described below.  For fiscal 2008, the corporate performance targets under the plan will relate to our revenues and operating income (excluding stock compensation expense).

With respect to Nathan Harrell, our Vice President of Worldwide Sales, on February 27, 2008, the compensation committee approved a separate quarterly cash incentive program and established first and second quarter 2008 performance targets for Mr. Harrell based on certain sales-related financial metrics.  Previously, Mr. Harrell participated in a variable commission plan with a target pay-out equal to 100% of his base salary, subject to linear acceleration or deceleration based on sales performance.  As revised on February 27, 2008, the variable incentive compensation program for Mr. Harrell will be weighted 85% toward the commission program previously in place and 15% toward achievement of certain sales-related financial metrics relating to customer development and operating performance.  With respect to the 15% percent component of Mr. Harrell’s variable compensation, payouts, if any, with respect to customer development will be subject to minimum performance requirements and limitations in the event of performance in excess of targets.  In the aggregate, Mr. Harrell’s variable incentive compensation, assuming performance at target, would equal 100% of Mr. Harrell’s base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCAM NETWORKS, INC.

By:	/s/Christopher B. Farrell
Christopher B. Farrell Chief Financial Officer

Date: March 4, 2008